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                                  EXHIBIT 99

               RITE AID CORPORATION AND PERRY DRUG STORES, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME


     Lake Acquisition Corporation, a wholly-owned subsidiary of Rite Aid Corporation, completed a cash tender offer for all outstanding shares of common stock of Perry Drug Stores, Inc. on Friday, January 27, 1995. The shares tendered, together with the 185,000 Perry shares beneficially owned by Rite Aid prior to commencement of the offer, constituted approximately 94.5% of Perry's 12,027,382 shares of common stock issued and outstanding. The remaining Perry shares were acquired in a subsequent second-step merger transaction on March 25, 1995.

     The following unaudited pro forma condensed statement of income for the year ended March 4, 1995, was computed assuming that the acquisition of Perry Drug Stores, Inc. was consummated at the beginning of the fiscal year. The pro forma statement of income has been prepared by the Registrant based upon audited financial statements of the Registrant for the year ended, March 4, 1995, giving effect to the acquisition under the purchase method of accounting. The assumptions and adjustments used are described in the accompanying notes to the pro forma condensed statement of income.

     The Perry amounts in the pro forma condensed statement of income for the eleven months ended January 28, 1995, were developed by using Perry's audited statement of operations for the year ended October 31, 1994, and unaudited statements of operations for the quarterly periods ended January 28, 1995 and January 31, 1994.

     This pro forma statement of income is not indicative of the results that actually would have occurred if the acquisition had been in effect on the date indicated or which may be obtained in the future. Since the valuation of the Perry assets is not yet completed, the amounts used for the pro forma adjustments are preliminary estimates. The pro forma statement of income should be read in conjunction with the related notes.

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                            EXHIBIT 99 (CONTINUED)

               RITE AID CORPORATION AND PERRY DRUG STORES, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (Unaudited)
                (Dollars In Thousands Except Per Share Amounts)


                                        Rite Aid          Perry Drug                        Pro Forma
                                      Corporation        Stores, Inc.                       Combined
                                      Fiscal Year        Eleven Months                     Fiscal Year
                                         Ended              Ended          Pro Forma          Ended
                                     March 4, 1995       Jan. 28, 1995     Adjustments     March 4, 1995
                                     -------------       -------------     -----------     -------------
NET SALES                             $ 4,533,851          $  678,014                        $5,211,865


COSTS AND EXPENSES


  Cost of Goods Sold,
    Including Occupancy Costs           3,327,920             501,713        $   22,079 (a)   3,851,712

  Selling, General and
    Administrative Expenses               932,167             165,040           (22,079)(a)   1,062,998

                                                                                (14,438)(b)

                                                                                  2,308 (c)

  Interest Expense                         42,300               7,797             5,587 (d)      52,069
                                                                                 (3,615)(e)
                                      -----------          ----------        ----------      ----------

Income Before Income Taxes                231,464               3,464            10,158         245,086


Income Taxes                               90,178                 839             4,549 (f)      95,566
                                      -----------          ----------        ----------      ----------

Net Income                            $   141,286          $    2,625        $    5,609     $   149,520
                                      ===========          ==========        ==========      ==========

Earnings Per Share                          $1.67                                                 $1.76
                                            =====                                                 =====


WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                          84,771,000                                            84,771,000



See notes to the pro forma condensed statement of income.





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                            EXHIBIT 99 (CONTINUED)

               RITE AID CORPORATION AND PERRY DRUG STORES, INC.

             NOTES TO THE PRO FORMA CONDENSED STATEMENT OF INCOME


Pro Forma Adjustments

(a)  Reclassify Perry's occupancy costs to cost of goods sold.

(b)  Elimination of Perry's corporate administrative expenses.

(c) Net additional amortization expense related to the net additional favorable leases, prescription lists and goodwill acquired from Perry.

(d) Additional interest expense related to the debt incurred to finance the Perry acquisition.

(e) Interest expense savings resulting from replacing Perry's debt with Rite Aid commercial paper financing.

(f)  Tax effect of pro forma adjustments.